EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: PAM HAMILTON
January 18, 2008	415-381-8198
pam@hamiltoninkpr.com

BANK OF MARIN BANCORP ANNOUNCES
FOURTH QUARTER AND YTD EARNINGS

Novato, CA--- Bank of Marin Bancorp (Nasdaq: BMRC) President and CEO Russell A. Colombo announced 2007 earnings for Bank of Marin Bancorp (Bancorp) of $12.3 million, up $441 thousand, or 3.7%, from 2006. Diluted earnings per share were $2.31 in 2007, compared to $2.11 in 2006, up 20 cents, or 9.5%.

For the quarter ended December 31, 2007, Bancorp’s earnings totaled $3.3 million, up $31 thousand, or 1.0%, from $3.2 million in the comparable quarter of 2006. Diluted earnings per share for the quarter ended December 31, 2007 were $.62, an increase of 5 cents per share, or 8.8%, over the same period in 2006.

The 2007 net income includes pre-tax non-recurring net gains of $710 thousand related to the second-quarter sale of the $76 million indirect auto loan portfolio and pre-tax non-recurring gains of $387 thousand from the third-quarter sale of the Bank’s $1.5 million VISA portfolio. The 2007 net income also includes a pre-tax non-recurring charge of $242k recorded in the fourth quarter for the potential obligation to Visa Inc. in connection with certain litigation indemnifications provided to Visa Inc. by Visa member banks.

Loans totaled $725.0 million at December 31, 2007. Excluding the indirect auto portfolio, which was sold in the second quarter of 2007, loans increased 14.1% over 2006. Credit quality remains strong with $144 thousand in non-performing loans at December 31, 2007. Bank of Marin Bancorp holds no subprime loans in its portfolio nor does it hold investment securities backed by subprime loans.

“One of the Bank’s most notable strengths is our excellent credit quality.  Our solid and consistent underwriting standards combined with significant liquidity have allowed us to continue to support our customer base and build market share.  We have not participated in the subprime lending market and our focus on relationship banking has allowed us to grow our portfolio at a strong double-digit pace, while maintaining excellent credit quality,” said Colombo. “The sale of the $76 million indirect auto portfolio in the second quarter of 2007 provides a source of funding for higher-yielding relationship loans, which drive core growth.  The sale of the $1.5 million Visa portfolio in the third quarter of 2007 allows the Bank to offer a third-party product that better meets customers’ needs.”

Deposits totaled $834.6 million at December 31, 2007, which represents growth of 13.3%.  The 2007 year-end deposit balance includes a $53 million short-term deposit placed with the Bank in December.  Excluding this short-term deposit, growth over 2006 totaled 6.1%. “We grew our market share of total deposits in Marin County from 8.95% at December 2006 to 9.50% at June 30, 2007, the latest date for which figures are available.  We are pleased that Bank of Marin ranks number one in business core deposits in Marin County holding 23.81% of these deposits as of June 30, 2007, per the California Banksite Corporation, which provides bank deposit statistics for banks throughout California” said Colombo.

Net interest income of $42.7 million in the year ended December 31, 2007 increased $1.0 million, or 2.4%, from the prior year reflecting a combination of growth in interest-earning assets and higher loan yields, partially offset by deposit growth and a higher overall cost of deposits in 2007 compared to 2006. Fourth quarter net interest income totaled $11.5 million, up $914 thousand, or 8.7%, from the comparable quarter a year ago, and reflected lower money market deposit rates. The net interest margin equaled 5.07% in 2007 compared to 5.15% in 2006.  The net interest margin for the fourth quarter of 2007 totaled 5.27%, up 17 basis points from the same quarter a year ago and up 33 basis points from 4.94% in the third quarter of 2007. The margin compression in the first nine months of the year reflected both economic and competitive pressures.  This pressure eased in the latter part of 2007 as the Bank’s liquidity improved with the proceeds from the sale of the indirect auto portfolio and the Bank’s active management of expenses related to deposits.  “Given the interest rate compression experienced by the banking industry in 2007, we are very satisfied with these results and the balance sheet changes we accomplished.  Our increased liquidity and reduction in other borrowings should help to support profitable loan growth in the coming year,” said Colombo.

For the year ended December 31, 2007 non-interest income, excluding non-recurring gains, totaled $4.6 million, an increase of $649 thousand, or 16.3% over the same period a year ago. Non-interest income totaled $1.2 million in the fourth quarter of 2007, which represents an increase of $194 thousand, or 18.7% compared to the same quarter a year ago. Increases in service charge income, Wealth Management Services income and other income, including Bank-owned life insurance income contributed to the growth. Approximately $89 thousand and $14 thousand of recoveries on indirect auto loans were recorded in other income during 2007 and the fourth quarter of 2007, respectively, subsequent to recording these loans at their fair value.

In 2007, non-interest expense increased by $1.8 million to $27.7 million, an increase of 6.9% over 2006. The increase reflects the hiring of new key personnel, one-time costs associated with the formation of the holding company and higher FDIC insurance premiums.  In the fourth quarter of 2007, non-interest expense totaled $7.0 million, an increase of $557 thousand, or 8.6%, from the fourth quarter of 2006. The increase includes higher personnel costs and FDIC premiums.  The full year and fourth quarter of 2007 also include the $242 thousand non-recurring Visa Inc. litigation indemnification charge discussed earlier.

In November 2007, Bancorp initiated a stock repurchase plan to buy back up to $5 million of its common stock.  Bancorp repurchased 51,732 shares during the fourth quarter of 2007 at an average price of $29.96, for a total cost of $1.6 million, including commissions. Due to the active management of capital, including the repurchase of common shares in 2006 and 2007, Bancorp’s return on equity increased to 14.44%, up 61 basis points in 2007 compared to 2006 and increased to 14.64%, up 55 basis points in the fourth quarter of 2007 compared to the same quarter a year ago.

“2007 was marked by a year of proactive management including the sale of the indirect auto and Visa portfolios, the formation of a holding company, the repurchase of common shares, the establishment of a loan production office in San Francisco and the announcement of a new branch in downtown Mill Valley which is expected to open in April 2008,” said Colombo. “We continue to actively pursue areas that will enhance our banking franchise so that we can maintain our premier community banking status.”

The formation of a bank holding company, Bank of Marin Bancorp, with Bank of Marin as its wholly-owned subsidiary was completed on July 2, 2007.  In the transaction, shareholders of the Bank became shareholders of the holding company on a “one-share for one-share” basis. For trading purposes, Bank of Marin Bancorp assumed the Bank of Marin’s ticker symbol “BMRC.”

The financial information for the current period presented relates to Bank of Marin Bancorp, while certain prior periods relate to the Bank of Marin, if these periods were prior to the formation of the bank holding company. This information is comparable between periods as the only subsidiary of Bank of Marin Bancorp is the Bank of Marin.

Bank of Marin has eleven branch offices with locations in Strawberry, Corte Madera, downtown San Rafael, Andersen Drive and Northgate in San Rafael, Ignacio, downtown Novato, Sausalito and three offices in Petaluma. The Bank has a commercial loan production office in San Francisco. The Bank’s administrative offices are located in Novato, and its Wealth Management Services are located in Corte Madera, Novato and Petaluma.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services.  These and other important factors are detailed in various securities law filings made periodically by Bancorp or the Bank, copies of which are available from Bancorp without charge.  Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
Year To Year Comparison
December 31, 2007

FOURTH QUARTER	QTR 2007	QTR 2006	CHANGE	% CHANGE

NET INCOME	$3,258,000	$3,227,000	$31,000	0.96%

DILUTED EARNINGS PER SHARE	$0.62	$0.57	$0.05	8.77%

RETURN ON ASSETS (ROA)	1.41%	1.46%	(0.05%)	(3.42%)

RETURN ON EQUITY (ROE)	14.64%	14.09%	0.55%	3.90%

EFFICIENCY RATIO	55.30%	57.77%	(0.67%)	(1.16%)

NET INTEREST MARGIN	5.27%	5.10%	0.17%	3.33%

YEAR TO DATE	YTD 2007	YTD 2006	CHANGE	% CHANGE

NET INCOME	$12,324,000	$11,883,000	$441,000	3.71%

DILUTED EARNINGS PER SHARE	$2.31	$2.11	$0.20	9.48%

RETURN ON ASSETS (ROA)	1.38%	1.38%	0.00%	0.00%

RETURN ON EQUITY (ROE)	14.44%	13.83%	0.61%	4.41%

EFFICIENCY RATIO	57.10%	56.65%	0.45%	0.79%

NET INTEREST MARGIN	5.07%	5.15%	(0.08%)	(1.55%)

AT PERIOD END	Dec 31 2007	Dec 31 2006	CHANGE	% CHANGE

TOTAL ASSETS	$933,901,000	$876,578,000	$57,323,000	6.54%

TOTAL DEPOSITS	$834,642,000	$736,697,000	$97,945,000	13.30%

TOTAL LOANS	$724,878,000	$719,778,000	$5,100,000	0.71%

TOTAL NONPERFORMING LOANS	$144,000	$48,981	$95,019	193.99%

LOAN LOSS RESERVE TO LOANS	1.05%	1.11%	(0.06%)	(5.41%)

LOAN LOSS RESERVE TO NON-PERFORMING LOANS	5260.42%	16379.82%	(11119.40%)	NM

STOCKHOLDERS' EQUITY	$87,774,000	$89,525,000	$(1,751,000)	(1.96%)

BOOK VALUE PER SHARE	$17.13	$16.68	$0.45	2.70%

TOTAL CAPITAL TO ASSETS	9.40%	10.21%	(0.81%)	(7.93%)

TOTAL RISK BASED CAPITAL RATIO-BANK*	11.6%	12.6%	(1.00%)	(7.94%)

TOTAL RISK BASED CAPITAL RATIO-BANCORP*	12.1%	---	NM	NM
*Current period estimated

NM - Not meaningful

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENT OF CONDITION
at December 31, 2007 and December 31, 2006

(in thousands, except share data)	December 31, 2007	December 31, 2006

Assets
Cash and due from banks	$28,765	$37,283
Fed funds sold	47,500	1,500
Other short-term investments	10,010	---
Cash and cash equivalents	86,275	38,783

Investment securities Held to maturity, at amortized cost	13,182	14,159
Available for sale (at fair market value, amortized cost $77,450 at 12/31/07and $76,231 at 12/31/06)	76,989	75,214
Total investment securities	90,171	89,373

Loans, net of allowance for loan losses of $7,575 at 12/31/07 and $8,023 at 12/31/06	717,303	711,755
Bank premises and equipment, net	7,821	8,446
Interest receivable and other assets	32,331	28,221

Total assets	$933,901	$876,578

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest bearing	$220,272	$206,201
Interest bearing
Transaction accounts	110,174	75,993
Savings and money market	421,255	365,850
Time	82,941	88,653
Total deposits	834,642	736,697

Federal funds purchased and Federal Home Loan Bank borrowings	---	39,400
Subordinated debenture	5,000	5,000
Interest payable and other liabilities	6,485	5,956

Total liabilities	846,127	787,053

Stockholders' Equity
Common stock, no par value
Authorized - 15,000,000 shares
Issued and outstanding - 5,122,971 shares at 12/31/07,and 5,366,416 at 12/31/06	51,059	61,355
Retained earnings	36,983	28,760
Accumulated other comprehensive loss, net	(268)	(590)

Total stockholders' equity	87,774	89,525

Total liabilities and stockholders' equity	$933,901	$876,578

CONDENSED STATEMENT OF OPERATIONS
for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005

(in thousands, except per share amounts)	December 31, 2007	December 31, 2006	December 31, 2005

Interest income
Interest and fees on loans held in portfolio	$52,668	$53,447	$44,988
Interest on auto loans held for sale	$2,062	---	---
Interest on investment securities U.S. Treasury securities	8	76	155
Securities of U.S. Government agencies	3,759	3,707	2,930
Obligations of state and political subdivisions (tax exempt)	479	558	808
Corporate debt securities and other	400	297	448
Interest on Federal funds sold and other short-term investments	2,465	226	156
Total interest income	61,841	58,311	49,485

Interest expense
Interest on interest bearing transaction accounts	301	293	276
Interest on savings and money market deposits	14,161	10,979	5,530
Interest on time deposits	3,465	3,837	3,396
Interest on borrowed funds	1,172	1,469	841
Total interest expense	19,099	16,578	10,043

Net interest income	42,742	41,733	39,442
Provision for loan losses	685	1,266	1,541
Net interest income afterprovision for loan losses	42,057	40,467	37,901

Non-interest income
Service charges on deposit accounts	1,251	1,007	1,044
Wealth Management Services	1,229	1,067	958
Net gain on indirect auto and Visa portfolios	1,097	---	---
Other income	2,141	1,898	1,706
Total non-interest income	5,718	3,972	3,708

Non-interest expense
Salaries and related benefits	15,900	15,490	13,819
Occupancy and equipment	2,871	2,624	2,074
Depreciation and amortization	1,246	998	846
Data processing	1,657	1,537	1,330
Professional Services	1,681	1,269	809
Other expense	4,318	3,973	3,620
Total non-interest expense	27,673	25,891	22,498
Income before provisionfor income taxes	20,102	18,548	19,111

Provision for income taxes	7,778	6,665	7,374
Net income	$12,324	$11,883	$11,737

Net income per common share:*
Basic	$2.38	$2.21	$2.28
Diluted	$2.31	$2.11	$2.12

Weighted average shares used to compute net income per common share:
Basic	5,187	5,385	5,164
Diluted	5,330	5,639	5,516

Dividends declared per common share	$0.51	$0.46	$0.20

* 2005 was restated for the 5% stock dividend declared in April 2006.

CONDENSED STATEMENT OF OPERATIONS
for the three months ended December 31, 2007, September 30, 2007 and December 31, 2006

(in thousands, except per share amounts - unaudited)	December 31, 2007	September 30, 2007	December 31, 2006

Interest income
Interest and fees on loans held in portfolio	$13,662	$13,283	$14,095
Interest on investment securities U.S. Treasury securities	---	---	16
Securities of U.S. Government agencies	1,045	1,063	966
Obligations of state and political subdivisions (tax exempt)	121	129	123
Corporate debt securities and other	71	108	82
Interest on Federal funds sold and other short-term investments	801	1,247	8
Total interest income	15,700	15,830	15,290

Interest expense
Interest on interest bearing transaction accounts	76	74	71
Interest on savings and money market deposits	3,109	3,882	3,329
Interest on time deposits	837	877	916
Interest on borrowed funds	199	209	409
Total interest expense	4,221	5,042	4,725

Net interest income	11,479	10,788	10,565
Provision for loan losses	345	200	477
Net interest income after provision for loan losses	11,134	10,588	10,088

Non-interest income
Service charges on deposit accounts	357	325	250
Wealth Management Services	325	331	273
Net gain on indirect auto and Visa portfolios	---	387	---
Other income	549	543	514
Total non-interest income	1,231	1,586	1,037

Non-interest expense
Salaries and related benefits	3,836	3,938	3,734
Occupancy and equipment	716	716	712
Depreciation and amortization	317	318	294
Data processing	403	411	398
Professional Services	442	536	396
Other expense	1,314	1,007	937
Total non-interest expense	7,028	6,926	6,471
Income before provision for income taxes	5,337	5,248	4,654

Provision for income taxes	2,079	2,059	1,427
Net income	$3,258	$3,189	$3,227

Net income per common share:
Basic	$0.63	$0.62	$0.59
Diluted	$0.62	$0.60	$0.57

Weighted average shares used to compute net income per common share:
Basic	5,158	5,172	5,465
Diluted	5,280	5,301	5,657

Dividends declared per common share	$0.13	$0.13	$0.12